EXHIBIT 99.4

CREDIT AGREEMENT

dated as of

January 30, 2026

between

HUNT equity opportunitIES, LLC,
as Borrower

and

MIZUHO CAPITAL MARKETS LLC,
as Lender

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SCHEDULES:

Schedule 1.01	Specified Units
Schedule 2.03	Accounts and Wire Instructions

EXHIBITS:

Exhibits A1-A4	Forms of U.S. Tax Compliance Certificates
Exhibit B	Form of Compliance Certificate

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CREDIT AGREEMENT, dated as of January 30, 2026 (this “Agreement”), between HUNT EQUITY OPPORTUNITIES, LLC, a Delaware limited liability company (the “Borrower”), and MIZUHO CAPITAL MARKETS LLC, a Delaware limited liability company (together with any other Person that shall have become a party hereto in accordance with the terms of this Agreement and pursuant to an Assignment and Assumption (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption), the “Lender”). All capitalized terms used but not defined in this preamble have the meanings assigned to such terms in Article I.

WHEREAS, the Borrower desires that the Lender agree to extend financing to the Borrower on the terms and conditions set forth in this Agreement.

WHEREAS, the Lender is willing to provide such financing on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

Agreement

ARTICLE I

DEFINITIONS

SECTION 1.01.             Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Advance Amount” means an amount equal to the Advance Rate times $106,000,000.

“Advance Rate” means 100%.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the preamble.

“Anti-Money Laundering Laws” means all applicable laws, rules and regulations of any jurisdiction, including the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

“Assignment and Assumption” means an assignment and assumption entered into by the Lender and an assignee in a form reasonably agreed by the Lender and the Borrower.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

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“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrower Security Agreement” means the Security Agreement, dated as of January 30, 2026, between the Lender and the Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” shall mean the occurrence of any of the following events:

(a)                The Sponsor ceasing to own or control, directly or indirectly, 100% of the limited liability company interests in the Borrower;

(b)                Hunt ELP ceasing to own or control, directly or indirectly, a majority of the limited liability company interests in the Borrower; or

(c)                The Borrower ceasing to own or control, of record and beneficially, directly, 100% of the Specified Units or the Kelly Class B Shares (other than any Kelly Class B Shares that constitute Excess Margin Stock).

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or, for purposes of Section 2.07(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary and to the extent affecting the Lender or any lending office of the Lender or the Lender’s holding company, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 8.16.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B, executed by the Borrower.

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“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contribution Agreement” means the Contribution Agreement, dated as of January 30, 2026, by and among Hunt ELP, the Sponsor and the Borrower.

“Control” means the possession, directly or indirectly, of the power to (i) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise or (ii) vote 10% or more of the securities having ordinary voting power for the election of directors (or, if such Person is not a corporation, similar governing Persons) of such Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would or could reasonably be expected to, unless cured or waived, become an Event of Default.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“dollars”, “United States Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means January 30, 2026, the date on which the conditions specified in Section 4.01 were satisfied (or waived by the Lender).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of or exposure to any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, shares, partnership interests, limited partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code and, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

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“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Margin Stock” means the amount of Margin Stock that is in excess of 3,039,940 Kelly Class B Shares.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) that are imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) other than solely as a result of the Loan evidenced by this Agreement not being treated as indebtedness for U.S. federal income tax purposes as of the date of this Agreement, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.10) or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 2.08(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any relevant intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or any regulations or official guidance under any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Pension Plan” means any pension benefit plan that under applicable law of any jurisdiction other than the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means the government of the United States of America, or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, self-regulatory organization, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, licensing or administrative powers or functions of or pertaining to government.

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“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes regulated or controlled pursuant to any Environmental Law.

“HMT” means His Majesty’s Treasury.

“Hunt ELP” means Hunt ELP, Ltd, a Texas limited partnership.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business that are not more than 120 days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out, (l) all obligations, contingent or otherwise, of such Person in respect of any Swap Agreements and (m) any other Off-Balance Sheet Liability.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Documents and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 8.03(b).

“Interest Payment Date” means, with respect to the Loan, January 1 and July 1 of each year beginning on January 1, 2027; provided that any Interest Payment Date that would otherwise fall on a day that is not a Business Day shall be extended to the next succeeding Business Day.

“Interest Period” means, with respect to the Loan:

(i)                initially, the period commencing on the Effective Date and ending on (but excluding) January 1, 2027; and

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(ii)                thereafter, each period commencing on an Interest Payment Date and ending on (but excluding) the next Interest Payment Date; provided that if any such Interest Period would otherwise extend beyond the Maturity Date, such Interest Period shall end on the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such person.

“IRS” means the United States Internal Revenue Service.

“Kelly Class B Shares” means 3,039,940 Class B Shares.

“Lender” has the meaning assigned to such term in the preamble.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, assignment by way of security or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” has the meaning assigned to such term in Section 2.01.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, the Sponsor Security Agreement, the Borrower Security Agreement, all certificates identified in Section 4.01, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Margin Stock” has the meaning assigned in Section 221.2 of Regulation U.

“Material Action” means, as to any Person, to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, operations, operating results or condition (financial or otherwise) of the Borrower; or (b) a

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material impairment of (i) the ability of the Borrower to perform any of its obligations under any Loan Document, (ii) the legality, validity or enforceability of this Agreement or any other Loan Document or (iii) the rights of or benefits available to the Lender under any Loan Document.

“Maturity Date” means the earlier of (a) the Stated Maturity Date and (b) the date on which the Obligations shall become due pursuant to the terms hereof, including in connection with the acceleration of the Obligations following an Event of Default hereunder.

“Maximum Rate” has the meaning assigned to such term in Section 8.16.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loan, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Borrower, dated as of January 30, 2026, as the same may be amended from time to time.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising from the Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes

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imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.10).

“Participant” has the meaning assigned to such term in Section 8.04(c).

“Participant Register” has the meaning assigned to such term in Section 8.04(c).

“Permitted Investments” means investment in the Kelly Class B Shares, the Specified Units and any cash and cash equivalents received on account of the foregoing.

“Permitted Liens” means (i) Liens created under the Loan Documents, (ii) tax, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days or are being contested in good faith and by appropriate proceedings, provided, that appropriate reserves shall have been established with respect to any such liens, (iii) Liens in favor of collecting banks arising under Section 4-210 of the UCC, (iv) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, public or statutory obligations, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business, (v) Liens for taxes, assessments or other governmental charges or statutory obligations (A) that are not delinquent (taking into account applicable extensions) or remain payable without any penalty or (B) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required), (vi) any attachment or judgment Lien (other than for payment of taxes, assessments or governmental charges) not constituting an Event of Default under subsection (k) of Article VII, (vii) customary rights of setoff, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where the Borrower maintains deposits in the ordinary course of business, (viii) Liens arising from (A) the filing (for notice purposes only) of UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) in respect of true leases otherwise permitted hereunder and (B) precautionary UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) with respect to any lease not prohibited by this Agreement, and (ix) Liens incurred in the ordinary course of business.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Pledged Interest” has the meaning assigned to such term in Section 5.10(a).

“Register” has the meaning assigned to such term in Section 8.04(f).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, 12 C.F.R Part 221, as amended from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R Part 220, as amended from time to time.

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“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, 12 C.F.R Part 224, as amended from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Requirement of Law” means, as to any Person, the certificate of formation, registration or incorporation and by-laws, memorandum and articles of association or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, licensing requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” has the meaning set forth in Section 6.04.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, HMT, the Cayman Islands government, including pursuant to any sanctions legislation extended to the Cayman Islands by the United Kingdom pursuant to any order in Council or other relevant sanctions authority.

“Solvent” means, as to any Person on any date, that (i) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is conducted at such time and is proposed to be conducted after such time.

“Specified Units” means the membership interests described on Part A of Schedule 1.01.

“Specified Units Operating Agreement” means the limited liability company agreement described on Part B of Schedule 1.01, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Sponsor” means HEO Finance, LLC, a Delaware limited liability company.

“Sponsor Security Agreement” means the Security Agreement, dated as of January 30, 2026, between the Lender and the Sponsor.

“Stated Maturity Date” means January 30, 2031.

“Subsidiary” of a Person means a corporation, limited partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise Controlled, directly, or solely with respect to Sections 3.16, 3.17 and 5.01(b) hereof, indirectly, by such Person.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates,

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currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means (a) the funding of the Advance Amount on the Effective Date and the consummation of the other transactions contemplated by this Agreement, including the execution, delivery and performance by the Borrower of the Loan Documents, (b) the use of the Advance Amount, (c) the consummation of any other transactions in connection with the foregoing and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“USA Patriot Act” means Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.08(f)(ii)(B)(3).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Withholding Agent” means the Borrower and the Lender.

SECTION 1.02.             Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented and otherwise modified (unless otherwise expressly provided in any Loan Document and subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) references to any statute or regulation refer to that statute or regulation as amended from time to time, and include any successor statute or regulation of similar import.

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SECTION 1.03.             Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

ARTICLE II

THE CREDITS

SECTION 2.01.             The Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make a term loan to the Borrower on the Effective Date in an aggregate principal amount equal to $106,000,000 (the “Loan”) by advancing to the Borrower an amount equal to the Advance Amount. The Loan may be denominated only in United States Dollars. Once repaid or prepaid, the Loan may not be reborrowed. For the avoidance of doubt, while the Lender shall advance to the Borrower hereunder an amount that is not in excess of the Advance Amount, the Borrower shall have an unconditional obligation to repay the entire aggregate principal amount of the Loan on the Maturity Date.

SECTION 2.02.             Funding of the Loan. Subject to the satisfaction (or waiver by the Lender) of the conditions precedent set forth herein (including Section 4.01), the Lender shall make the Loan hereunder on the Effective Date by wire transfer of the Advance Amount in immediately available funds by 2:00 p.m., New York City time, to the accounts specified in Schedule 2.03. The Borrower hereby represents that the Lender has been irrevocably authorized and instructed to initiate the disbursement of such funds on the Effective Date as set forth in Schedule 2.03 hereto.

SECTION 2.03.             Repayment of the Loan; Evidence of Indebtedness. (a) Subject to Section 2.04, the Borrower hereby unconditionally promises to pay to the Lender the then-unpaid principal amount of the Loan on the Maturity Date.

(b)                Subject to its usual practice, the Lender shall maintain an account or accounts evidencing the Indebtedness of the Borrower to the Lender resulting from the Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(c)                The entries made in the accounts maintained pursuant to clause (b) of this Section shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

(d)                The Lender may request that the Loan made by it be evidenced by a promissory note. In such event, the Borrower, at its sole expense, shall prepare, execute and deliver to the Lender a promissory note payable to the Lender and its registered assigns and in a form approved by the Borrower and the Lender. Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

SECTION 2.04.             Prepayment of the Loan. (a) The Borrower shall have the right, at any time and from time to time following the Effective Date, to optionally prepay the Loan, in whole or in part, subject to prior notice in accordance with Section 2.04(b). Any such optional prepayment pursuant to this Section 2.04(a) shall be made at a price equal to (i) 103% of the principal amount prepaid if such prepayment is made on or prior to June 1, 2028, (ii) 102% of the principal amount prepaid if such prepayment is made after June 1, 2028 and on or prior to June 1, 2029, (iii) 101% of the principal amount prepaid if such prepayment is made after June 1, 2029 and on or prior to June 1, 2030, and (iv) 100% of the principal amount prepaid if such prepayment is made after June 1, 2030, in each case together with accrued and unpaid interest on the principal

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amount prepaid and other amounts payable pursuant to Section 2.04(b). For the avoidance of doubt, no prepayment premium shall be due or payable in connection with any acceleration of the Loan following an Event of Default.

(b)                The Borrower shall notify the Lender in writing (delivered by hand, facsimile or electronic communication) of any prepayment hereunder not later than 11:00 a.m., New York City time, five (5) Business Days (or such later time as the Lender may agree) before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loan or portion thereof to be prepaid. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any accrued and unpaid interest thereon, all accrued and unpaid fees under any Loan Document, and all reimbursable expenses and other Obligations due and payable together with accrued and unpaid interest thereon.

SECTION 2.05.             Fees.(a) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

SECTION 2.06.             Interest. (a) Subject to clause (b) of this Section 2.06, on and after the Effective Date and continuing through but excluding the last day of the Interest Period ending on the Maturity Date, the Loan shall bear interest for each day at a rate per annum equal to seven and one-quarter percent (7.25%) payable with respect to each Interest Period on the Interest Payment Date falling on or immediately following the last day of such Interest Period beginning with the first Interest Payment Date following the Effective Date. Interest shall be computed on the basis of a year of 360 days with twelve 30-day months (including the first day but excluding the last day), based upon the outstanding principal amount of such Loan as of the applicable date of determination.

(b)                Accrued interest on the Loan shall be payable in arrears on each Interest Payment Date for the Loan; provided, that in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

SECTION 2.07.             Increased Costs. (a) If any Change in Law shall:

(i)                impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender;

(ii)               impose on the Lender any other condition (other than Taxes) affecting this Agreement, the Loan made hereunder or any participation therein; or

(iii)              subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loan, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining the Loan (or of maintaining its obligation to make the Loan) or to increase the cost to the Lender or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)                If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the

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capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)                A certificate of the Lender in a form reasonably acceptable to Borrower setting forth in reasonable detail the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after the Borrower’s receipt of such certificate.

(d)                Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate Lender pursuant to the foregoing provisions of this Section 2.07 for any increased costs incurred or reductions suffered more than 180 days prior to the date that Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.08.             Taxes. (a) Defined Terms. For purposes of this Section 2.08, the term “applicable law” includes FATCA.

(b)                Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(d)                Indemnification by the Borrower. The Borrower shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

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(e)                Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.08, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(f)                 Status of Lender. (i) If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.08(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)                Without limiting the generality of the foregoing,

(A)              any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)                in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                executed copies of IRS Form W-8ECI;

(3)                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the

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Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(4)                to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable, and any required accompanying attachments or statements; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)              if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification (or attachment or statement) it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g)                Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental

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Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                Survival. Each party’s obligations under this Section 2.08 shall survive any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 2.09.             Payments Generally; Allocation of Advance Amount.  Other than payments made on the Effective Date from the Advance Amount as agreed between the Borrower and the Lender, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.07 or 2.08, or otherwise) prior to 4:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim, to an account that may be specified by the Lender to the Borrower from time to time in writing. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender, except that payments pursuant to Section 8.03 shall be made directly to the Persons entitled thereto. The Lender shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

SECTION 2.10.             Mitigation Obligations. If the Lender requests compensation under Section 2.07, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.08, then the Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking the Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.07 or 2.08, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by the Lender in connection with any such designation or assignment.

SECTION 2.11.             Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, or the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender. The provisions of this Section 2.11 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.11 shall survive the termination of this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that as of the Effective Date:

SECTION 3.01.             Organizational Status and Existence; Organizational Power and Authority. The Borrower (a) is duly organized, formed, registered or incorporated (as applicable), validly existing and in good standing (or, if applicable in such jurisdiction, enjoys the equivalent status under the laws of any jurisdiction outside the United States) under the laws of the jurisdiction of its organization, formation, registration or incorporation (as applicable) (b) has all requisite power and authority to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (d) has the power and authority to (x) execute, deliver and perform its obligations under each Loan Document to which it is party and each other agreement or instrument contemplated thereby to which it is or will be a party and (y) borrow and otherwise obtain credit hereunder.

SECTION 3.02.            Authorization; Enforceability. The Transactions are within the Borrower’s organizational or corporate powers and have been duly authorized by all necessary organizational or corporate actions and, if required, actions by equity holders. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, examinership, receivership, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.             Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent, license or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, and (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to the Borrower, the violation of which would reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any credit facility, indenture, agreement or other instrument binding upon the Borrower or its assets (other than a violation of an unenforceable transfer restriction), or give rise to a right thereunder to require any payment to be made by the Borrower, except where such violation or default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (d) will not result in the creation or imposition of any Lien on any asset of the Borrower, except Liens created pursuant to the Loan Documents, and (e) will not violate or result in a default under any credit facility, indenture, agreement or other instrument binding upon Hunt ELP, including, without limitation, any financing with Deutsche Bank Trust Company Americas, in its capacity as collateral agent, or its successors or assigns.

SECTION 3.04.             Accuracy of Information. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower or an Affiliate thereof to the Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed by it to be reasonable at the time made in the preparation of such information, report, financial statement, exhibit or schedule.

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SECTION 3.05.             Material Adverse Effect. Since December 31, 2025, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.06.             Absence of Undisclosed Liabilities, Litigation and Investigations. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b)                The Borrower has not (i) received written notice of (x) any claim with respect to any Environmental Liability or (y) any basis for any Environmental Liability or (ii) failed to (x) comply with any Environmental Law, (y) obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (z) become subject to any Environmental Liability, in the case of each of immediately preceding clauses (i) and (ii), which would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07.             Compliance with Laws. The Borrower is in compliance with all Requirements of Law applicable to it or its property the failure to comply with which would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.             Taxes.  (a) The Borrower is a disregarded entity for U.S. federal income tax purposes. The Borrower or the Sponsor (or an Affiliate thereof) has timely filed, or caused to be filed timely, all federal and other material Tax returns and reports required to have been filed by, or on behalf of, the Borrower. The Borrower or Sponsor (or an Affiliate thereof) has paid, or caused to be paid, all material Taxes required to have been paid by the Borrower or required to have been paid by the Sponsor (or an Affiliate thereof) for which the Borrower could otherwise be liable, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or the Sponsor (or an Affiliate thereof) has set aside on its books adequate reserves.

(b)                The Loan (as evidenced by this Agreement and any promissory notes requested by the Lender, and issued, pursuant to Section 2.03) constitutes indebtedness for U.S. federal income tax purposes as of the date hereof.

SECTION 3.09.             ERISA.(a) Neither the Borrower nor any ERISA Affiliate (A) maintains, contributes to or has an obligation to contribute to any Plan, (B) has during the past six years maintained, contributed to or had an obligation to contribute to any Multiemployer Plan with respect to which any material liability would reasonably be expected to be outstanding, and (C) otherwise would reasonably be expected to have any material liability with respect to any Plan or Multiemployer Plan.

(b)                The assets of the Borrower do not constitute “plan assets” of (A) an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Part 4 of Subtitle B of Title I of ERISA, (B) a “plan” within the meaning of Section 4975(e)(1) of the Code, to which Section 4975 of the Code applies, (C) an entity whose underlying assets include “plan assets” subject to Title I of ERISA or Section 4975 of the Code by reason of investments by employee benefit plans and plans in the entity pursuant to U.S. Department of Labor Regulation 29 CFR Section 2510.3-101 (as modified by Section 3(42) of ERISA), or (D) a “governmental plan” (as defined in ERISA or the Code) or another type of plan (or an entity whose assets are considered to include the assets of any such governmental or other plan) that is subject to any law, rule or restriction that is substantially similar to Section 406 of ERISA or Section 4975 of the Code.

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(c)                The Borrower does not maintain, and has no material liability with respect to, any Foreign Pension Plan.

SECTION 3.10.             Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock. The Borrower represents and warrants that the proceeds of the Loan will be used in compliance with Regulations U and X of the Board. After applying the proceeds of the borrowing hereunder and as of the Effective Date, not more than 25% of the value (as determined by the Borrower in good faith) of the assets that are subject to any restrictions contained in this Credit Agreement are represented by Margin Stock and this borrowing therefore is not “indirectly secured” (as such term is defined in 12 C.F.R. 221.2) by Margin Stock. The Loan Documents, the extension of credit thereunder and the application of the proceeds thereof do not violate Regulations T, U or X of the Board.

SECTION 3.11.             Use of Advance Amount. The Borrower will use the Advance Amount (a) to capitalize the Borrower, (b) to pay fees and expenses relating to the transactions contemplated herein, and (c) for general corporate purposes.

SECTION 3.12.             Investment Company Status. The Borrower is not required to register as an “investment company” as defined in the Investment Company Act of 1940, or subject to regulation under such Investment Company Act of 1940.

SECTION 3.13.             Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, the Borrower is, on a consolidated basis after giving effect to the Transactions, Solvent.

SECTION 3.14.             No Brokers. As of the Effective Date, no broker or finder acting on behalf of the Borrower was employed or utilized in connection with this Agreement or the other Loan Documents or the Transactions and the Borrower does not have any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

SECTION 3.15.             Beneficial Ownership Certification. As of (a) the Effective Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 4.01(k) is true and correct in all respects, and (b) the date delivered, the information included in each Beneficial Ownership Certification is delivered pursuant to Section 5.02(c) is true and correct in all respects.

SECTION 3.16.             Sanctions. None of the Borrower, any of its Subsidiaries or, to the best of the Borrower’s knowledge, any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction.

SECTION 3.17.             Anti-Corruption Laws. The Borrower and each of its Subsidiaries, if any, have conducted their businesses in compliance with (a) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and (b) Anti-Money Laundering Laws, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

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ARTICLE IV

CONDITIONS

SECTION 4.01.             Effective Date. The obligations of the Lender to make the Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived by the Lender in its sole discretion).

(a)                Credit Agreement and Loan Documents. The Lender (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Lender (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Lender shall reasonably request in connection with the Transactions, including any promissory notes requested by the Lender pursuant to Section 2.03 payable to the Lender and its registered assigns.

(b)                Secretary Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Lender shall have received (i) a certificate of the Borrower, dated the Effective Date and executed by its Secretary or Assistant Secretary (or another officer of comparable title), which shall (A) certify the resolutions of the board of managers, directors, members or other body of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party, (B) identify by name and title and bear the signatures of any officers or directors of the Borrower authorized to sign on behalf of the Borrower a Loan Document to which the Borrower is a party, and (C) contain appropriate attachments, including a true and correct copy of the certificate or articles of incorporation, organization, registration or formation of the Borrower and a true and correct copy of the Borrower’s operating agreement, memorandum and articles of association, limited partnership agreement, limited liability company agreement or other equivalent document and (ii) a good-standing certificate (if applicable) for the Borrower from its jurisdiction of organization, formation, registration or incorporation.

(c)                Opinion. The Lender shall have received a favorable written opinion of Gibson, Dunn & Crutcher LLP, counsel for the Borrower, (i) dated the date of this Agreement, (ii) addressed to the Lender and (iii) covering such customary matters relating to the Loan Documents and the Transactions as the Lender shall reasonably request, and the Borrower hereby requests counsel to deliver such opinion;

(d)                Consents, Licenses and Approvals. The Lender shall have received a certificate of the Borrower (i) attaching copies of all consents, authorizations and filings referred to in Section 3.03(a), and (ii) stating that such consents, authorizations and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance satisfactory to the Lender.

(e)                No Default. No Default or Event of Default shall have occurred and be continuing on the Effective Date or after giving effect to the Loan requested to be made on the Effective Date.

(f)                 Solvency Certificate. The Lender shall have received a certificate, signed by the Borrower, stating that immediately after the consummation of the Transactions to occur on the Effective Date, the Borrower is, on a consolidated basis and after giving effect to the Transactions, Solvent.

(g)                Borrower Certificate. The Lender shall have received a certificate in a form satisfactory to it, signed by the Borrower and stating that the conditions precedent set forth in clauses (e) and (j) of this Section 4.01 are true and correct.

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(h)                Fees. The Lender shall have received all fees required to be paid by the Borrower under the Loan Documents for which invoices have been presented, and all expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Lender), at least one (1) Business Day before the Effective Date, except to the extent that such fees will be paid with the Advance Amount as agreed between the Borrower and the Lender.

(i)                 Lien and Judgment Searches. The Lender shall have received the results of recent lien and judgment searches in each of the jurisdictions where the Borrower or the Sponsor is located (within the meaning of Section 9-307 of the UCC) or in which any of them maintains its chief executive offices or principal places of business, which such results shall be reasonably satisfactory to the Lender.

(j)                 Representations and Warranties. The representations and warranties of the Borrower set forth in this Agreement and each other Loan Document shall be true and correct in all material respects (except to the extent such representation or warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of the Effective Date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (or in all respects to the extent the representation or warranty is already qualified by a materiality concept) as of such date).

(k)                KYC. The Lender shall have received, at least three (3) Business Days prior to the Effective Date, (i) all documentation and other information that the Lender has requested in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) a Beneficial Ownership Certification for the Borrower.

ARTICLE V

AFFIRMATIVE COVENANTS

Until all Obligations (other than contingent Obligations not then due and owing) hereunder shall have been paid in full in cash, the Borrower covenants and agrees with the Lender that:

SECTION 5.01.             Financial Statements; Other Information. The Borrower will furnish to the Lender:

(a)                Contemporaneously with the delivery of the financial statements as required by Section 5.01(b) below, a Compliance Certificate certifying that no Default has occurred or, if such Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(b)                within 60 days after the end of each fiscal quarter of each fiscal year of the Borrower, an unaudited balance sheet and related unaudited statements of profit and loss showing the financial position of the Borrower as of the close of such fiscal quarter and the results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and, if applicable, setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which balance sheet and related statements of operations shall be certified by the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes); and

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(c)                promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of any Loan Document as the Lender may reasonably request.

SECTION 5.02.             Notices of Material Events. The Borrower will furnish to the Lender prompt, but in any case within five (5) Business Days of obtaining notice or knowledge thereof, written notice of the following:

(a)                the occurrence of any Default;

(b)                upon knowledge by the Borrower thereof, the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower that could reasonably be expected to have a Material Adverse Effect;

(c)                any change in the information provided in any Beneficial Ownership Certification delivered pursuant to Section 4.01(k) that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(d)                any other development that has had, or could reasonably be expected to have, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.             Compliance with Agreements and Laws. The Borrower will (i) perform each of its obligations under this Agreement and the other Loan Document and (ii) comply with all Federal, state, self-regulatory organization and local laws, rules and regulations applicable to it except to the extent the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04.             Existence; Conduct of Business. The Borrower will (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) maintain all requisite authority to conduct its business in the jurisdiction in which it is organized, incorporated or formed, (c) maintain all requisite authority to conduct its business in each other jurisdiction in which its business is conducted, except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect and (d) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.05.             Specified Units Notices.SECTION 5.06. Within five (5) Business Days of the receipt or delivery thereof, as applicable, the Borrower will furnish to the Lender copies of (i) any written approvals that the Managers (as defined in the Specified Units Operating Agreement) provide pursuant to Section 5.01 of the Specified Units Operating Agreement solely with respect to any “Company Action” (as defined therein) and (ii) any other written notices from the Managers which the Borrower receives pursuant to the Specified Units Operating Agreement that would reasonably be expected to materially and adversely affect the value of the Collateral (as defined in the Borrower Security Agreement) (as reasonably determined by the Borrower), in each case, to:

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Mizuho Capital Markets LLC

Address: 1271 Avenue of the Americas

New York, NY 10020

Attention & Email: Julian Rudin ([***]).

SECTION 5.06.             Title. The Borrower will take all necessary action to establish and maintain legal and equitable title to all of its and their respective assets, including the Specified Units and the Kelly Class B Shares, except pursuant to a transaction permitted by this Agreement and except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.07.             Books and Records; Inspection Rights.4.6 The Borrower shall maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. After an Event of Default shall have occurred and be continuing, the Borrower shall, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice: (a) provide access to such property to the Lender and any of its Related Parties as frequently as the Lender determines to be appropriate; and (b) permit the Lender and any of its Related Parties to inspect and make extracts and copies from all of the Borrower’s books and records at the Borrower’s expense; provided the Borrower shall be obligated to reimburse the Lender for the expenses of such inspection.

SECTION 5.08.             Further Assurances. Without limiting the foregoing, the Borrower will execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions, which may be required by law or which the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Loan Documents, all at the expense of the Borrower.

SECTION 5.09.             Taxes. (a) Prior to delinquency (including extensions), the Borrower will cause to be filed all material Tax returns and reports required to be filed by it or on its behalf and will cause to be paid all material Taxes required to be paid by it or required to be paid by the Sponsor (or an Affiliate thereof) for which the Borrower could otherwise be liable, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or the Sponsor (or an Affiliate thereof) sets aside on its books adequate reserves.

(b) Unless otherwise required by a “determination” (within the meaning of Section 1313 of the Code), (1) the Borrower and the Sponsor will treat the Loan (which is evidenced by this Agreement and any promissory notes requested by the Lender, and issued, pursuant to Section 2.03) as indebtedness for U.S. federal income tax purposes and (2) refrain from taking or allowing any actions that would reasonably be expected to result in the Loan not being so treated, provided that the commitment in subsection (2) shall not be construed to require the Borrower and the Sponsor to prevent any action that is outside of the Borrower’s and the Sponsor’s reasonable control.

SECTION 5.10.             Special Purpose Entity Provisions. Borrower represents and covenants that at all times on and after the date hereof, notwithstanding anything to the contrary in this Agreement, Borrower and Sponsor:

(a)                shall be organized solely for the purpose of, (x) in the case of Borrower, (i) owning, holding and managing the Kelly Class B Shares, the Specified Units and any cash and cash equivalents received on account of the foregoing, (ii) entering into, incurring Indebtedness under, performing its obligations and exercising any or all of its rights under, and entering into the transactions specifically contemplated by this Agreement and the other Loan Documents, and (iii)

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engaging in any lawful act or activity incidental or necessary to the foregoing and (y) in the case of Sponsor, (i) owning its limited liability company interest in Borrower (the “Pledged Interest”), acting as the sole member of Borrower and engaging in any lawful act or activity incidental or necessary to the foregoing;

(b)                shall not engage, directly or indirectly, in any business other than (x) in the case of Borrower, (i) owning, holding and managing the Kelly Class B Shares, the Specified Units and any cash and cash equivalents received on account of the foregoing, (ii) entering into, incurring Indebtedness under, performing its obligations and exercising any or all of its rights under, and entering into the transactions specifically contemplated by this Agreement and the other Loan Documents, and (iii) engaging in any lawful act or activity incidental or necessary to the foregoing and (y) in the case of Sponsor, owning the Pledged Interest, acting as the sole member of Borrower and engaging in any lawful act or activity incidental or necessary to the foregoing;

(c)                shall not own any asset or property other than (x) in the case of Borrower, (i) the Kelly Class B Shares, the Specified Units and any cash and cash equivalents received on account of the foregoing and (ii) incidental personal property necessary for the ownership or operation of the Kelly Class B Shares or the Specified Units and (y) in the case of Sponsor, the Pledged Interest and personal property necessary or incidental to ownership of the Pledged Interest;

(d)                is and shall be a single-member Delaware limited liability company;

(e)                shall not by operation of law or otherwise (1) dissolve, merge, divide into two (2) or more limited partnerships, limited liability companies or other legal entities, liquidate or consolidate; (2) sell all or substantially all of its assets without, in the case of the Borrower, using the proceeds therefrom to repay the Loan in full pursuant to Section 2.04 of this Agreement; (3) amend its organizational documents with respect to the matters set forth in this Section 5.10 without the prior written consent of Lender; or (4) without the prior written consent of its member, take any Material Action;

(f)                 shall not cause, consent to or permit any amendment of its limited partnership agreement, certificate of limited partnership, limited liability company agreement, certificate of formation, operating agreement or other formation document or organizational document (as applicable) in violation of the provisions of such documents;

(g)                shall maintain all of its books, records, and bank accounts separate from those of any other Person;

(h)                shall file its own tax returns separate from those of any other Person (except to the extent that it is not required to file tax returns under applicable law), pay any taxes required to be paid under applicable law, and not be a member of a consolidated tax group and shall not have any obligation to reimburse any of its Affiliates for any taxes that such Affiliate may incur as a result of any profits or losses of the Borrower or Sponsor, as applicable;

(i)                 shall maintain its books, records, resolutions and agreements as official records;

(j)                 shall at all times hold itself out to the public as a legal entity separate and distinct from any other Person (including any Affiliate);

(k)                shall correct any known misunderstanding regarding its status as a separate entity;

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(l)                shall conduct business in its own name and comply with all organizational formalities necessary to maintain its separate existence;

(m)              shall hold all of its assets in its own name and maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person;

(n)                shall pay the salaries of its own employees (if any) from its own funds, maintain a sufficient number of employees (if any) in light of its contemplated business operations and compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred;

(o)                shall intend to remain solvent, pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due and maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require any member to make additional capital contributions to Borrower or Sponsor, as applicable;

(p)                shall cause all of its representatives to act at all times with respect to such entity consistently and in furtherance of the provisions of this Section 5.10 and in the best interests of such entity;

(q)                shall not guarantee or become obligated for the debts or obligations of any other Person;

(r)                 shall not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person;

(s)                 shall not incur, create or assume any Indebtedness other than, (x) in the case of Borrower, as expressly permitted under the Loan Documents, and (y) in the case of Sponsor, the pledge of the Pledged Interest as contemplated by the Loan Documents;

(t)                 shall not make any loans or advances to any third party (including any Affiliate) or acquire obligations or securities of its Affiliates or any other Person, other than, (i) in the case of Borrower, the Kelly Class B Shares and the Specified Units or (ii) in the case of Sponsor, the Pledged Interest;

(u)                shall not identify itself or any of its Affiliates as a division or part of another Person;

(v)                except for voluntary capital contributions or capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records, shall not enter into any transaction with an Affiliate except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction;

(w)              shall not commingle its funds or other assets with those of any Affiliate or any other Person;

(x)                shall not pledge its assets to secure the obligations of any other Person, other than, in the case of Sponsor, the pledge of the Pledged Interest as contemplated by the Loan Documents;

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(y)                shall not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other), other than, in the case of Sponsor, Borrower, or own any equity interest in any other entity, other than, (i) in the case of Borrower, the Kelly Class B Shares and the Specified Units and (ii) in the case of Sponsor, the Pledged Interest; and

(z)                shall not have any of its obligations guaranteed by an Affiliate, except for, in the case of Borrower, any guaranty provided by an Affiliate with respect to the Borrower’s obligations to Wilmington Trust, National Association under the Series Custodial Receipt Agreement, dated as of the date hereof, by and between Wilmington Trust, National Association, not in its individual capacity but solely as custodian, and Mizuho Capital Markets LLC, as depositor, and acknowledged and agreed to by Hunt Equity Opportunities, LLC, as indemnitor, that incorporates by reference the Master Terms of Custodial Receipt Agreement, dated as of September 10, 2019, and attached as Appendix B thereto.

ARTICLE VI

NEGATIVE COVENANTS

Until all Obligations (other than contingent Obligations not then due and owing) hereunder shall have been paid in full in cash, the Borrower covenants and agrees with the Lender that, without the consent of the Lender:

SECTION 6.01.             Liens. The Borrower shall not create, incur, assume or permit to exist any Lien on with respect to any assets of the Borrower (other than any Kelly Class B Shares that constitute Excess Margin Stock), including, without limitation the Kelly Class B Shares (other than any Kelly Class B Shares that constitute Excess Margin Stock) and the Specified Units, except Permitted Liens for any assets of the Borrower other than the Kelly Class B Shares that do not constitute Excess Margin Stock.

SECTION 6.02.             Use of Advance Amount. The Borrower shall not use any portion of the Advance Amount, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, in each case in any manner which is in contravention of any Requirement of Law or in violation of this Agreement (including, without limitation, Section 3.11).

SECTION 6.03.             Capital Structure. The Borrower shall not (a) make any change to its name indicated on the public records of its jurisdiction of organization, incorporation, formation or registration, (b) change its jurisdiction of organization, incorporation, formation or registration, (c) change its entity type or (d) change the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), without, in each case, providing prior written notice to the Lender.

SECTION 6.04.             Restricted Payments.5.1 The Borrower shall not (a) declare or make any dividend payment or other distribution (whether in cash, securities or other asset or property) on account of any Equity Interests, or (b) make any payment (whether in cash, securities or other asset or property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest now or hereafter outstanding (each item described in clauses (a) and (b) above is referred to as “Restricted Payment”); provided that, so long as (x) there is no default under subsection (b) of Article VII and (y) no Event of Default has occurred and is continuing, (i) the Borrower may make Restricted Payments pursuant to the Operating Agreement and (ii) the Borrower may make Restricted Payments with any distributions and allocations received pursuant to Section 4.01 (Distributions), Section 4.02 (Allocations) and Section 5.01(e) (Release of Allocations) of the Specified Units Operating Agreement.

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SECTION 6.05.             Investments. The Borrower shall not at any time make or hold any Investment, except Permitted Investments.

SECTION 6.06.             Limitation on Sale of Assets. The Borrower shall not convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (other than any Kelly Class B Shares that constitute Excess Margin Stock), whether now owned or hereafter acquired, except as expressly permitted hereunder, including Restricted Payments permitted pursuant to Section 6.04 and payments with respect to the Obligations.

SECTION 6.07.             Amendment of Material Documents. The Borrower shall not (x) amend, modify or waive any of its rights under (1) the certificate of incorporation, by-laws, operating, management, limited liability company or partnership agreement or other organizational documents of the Borrower or the Specified Units Operating Agreement or the Contribution Agreement or (y) permit any amendment or modification of any of the foregoing, in each case in a manner that could reasonably be expected to be adverse to the Lender in any material respect; provided that if the Borrower (i) does not consent, approve or otherwise agree to an amendment or modification of the Specified Units Operating Agreement, (ii) uses commercially reasonable efforts to prevent any such amendment or modification of the Specified Units Operating Agreement (including, without limitation, by voting against such amendment or modification, as applicable) and (iii) promptly provides written notice to the Lender of the foregoing actions described in clauses (i) and (ii) of this proviso, the Borrower shall be deemed to have performed in accordance with this Section 6.07 even if the Specified Units Operating Agreement is so amended or modified.

SECTION 6.08.             Sanctions. The Borrower shall not use the Advance Amount, or lend, contribute or otherwise make available such Advance Amount to any Person, (a) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as the Lender or otherwise) of Sanctions or (b) to repay (or permit the repayment of) any Obligations from funds sourced from a Person or from proceeds of transactions for the benefit of, or from proceeds of any business with, any Person or Designated Jurisdiction that is the subject of Sanctions.

SECTION 6.09.             Anti-Corruption Laws. The Borrower shall not use the Advance Amount for any purpose which would breach (a) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other similar anti-corruption legislation in other jurisdictions or (b) Anti-Money Laundering Laws.

SECTION 6.10.             Specified Units Covenant. The Borrower shall not sell, assign or otherwise transfer its interest in the Specified Units (a “Transfer”) unless (i) the proceeds from such Transfer are sufficient to pay in full all of outstanding principal of the Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder; (ii) the sale is effected on a delivery versus payment basis; and (iii) such Transfer satisfies the transfer requirements set forth in the Specified Units Operating Agreement.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)                Non-Payment of Principal. The Borrower shall fail to pay any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed

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for prepayment thereof or otherwise, and such failure shall continue unremedied for a period of three (3) Business Days;

(b)                Non-Payment of Interest. The Borrower shall fail to pay any interest on the Loan payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)                Non-Payment of Fees or Other Amounts. The Borrower shall fail to pay any fee or any other amount (other than amounts referred to in clauses (a) and (b) of this Article VII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of thirty (30) Business Days;

(d)                Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall, individually or in the aggregate, prove to have been materially false or misleading when made or deemed made;

(e)                Specific Defaults. The Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(b) or Section 5.1(c) of the Borrower Security Agreement or the Sponsor shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(b) or Section 5.1(c) of the Sponsor Security Agreement;

(f)                 Other Defaults. The Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another clause of this Article VII) or any other Loan Document (including Section 5.1(a) of the Borrower Security Agreement) or the Sponsor shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(a) of the Sponsor Security Agreement, and if such failure to so observe or perform such covenant, condition or agreement is curable, such failure shall continue unremedied for a period of thirty (30) days;

(g)                Impairment of Security Interest. The security interest created pursuant to the Loan Documents shall at any time fail to constitute a valid and perfected first priority (subject to Permitted Liens) security interest of Lender on any portion of the collateral purported to be subject thereto, securing the obligations purported to be secured thereby, or in either case the Borrower or the Sponsor shall so assert;

(h)                Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, or of a substantial part of the property or assets of the Borrower, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a liquidator, provisional liquidator, receiver, administrator, administrative receiver, examiner, compulsory manager, trustee, custodian, sequestrator, conservator or other similar official for the Borrower or any of the property or assets of the Borrower, (iii) the suspension of payments, a moratorium of any indebtedness, winding-up, liquidation, provisional liquidation, dissolution, examination, administration or reorganization of the Borrower, or (iv) any analogous procedure or step to those outlined in paragraphs (i) to (iii) is taken in any jurisdiction; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

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(i)                 Voluntary Proceedings. The Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of an administrator, administrative receiver, compulsory manager, receiver, trustee, custodian, sequestrator, conservator, liquidator, provisional liquidator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take, or permit to be taken, any analogous procedure or step in any jurisdiction;

(j)                 Insolvency. The Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (not paid or covered by insurance, subject to customary deductibles) shall be rendered against the Borrower and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed;

(l)                 Specified Units and Kelly Class B Shares. The Borrower shall cease for any reason to have good and valid title in the Specified Units or the Kelly Class B Shares, subject to Permitted Liens (other than Permitted Liens on the Kelly Class B Shares that do not constitute Excess Margin Stock);

(m)              Change in Control. A Change in Control shall occur; or

(n)                Loan Documents. The Borrower or any Affiliate thereof shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms;

then, and in every such event (other than an event described in clause (h), (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times:  declare the Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to a the Borrower described in clause (h), (i) or (j) of this Article, the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Lender may exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.             Notices. (a) Subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier

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service with proof of delivery, mailed by certified or registered mail (return receipt requested), sent by electronic mail or sent by facsimile, as follows:

(i)          if to the Borrower, to it at:

Hunt Equity Opportunities, LLC
c/o Hunt Capital Holdings Investments, LLC
601 North Mesa, Suite 1900
El Paso, Texas 79901
Attn: Kara Harchuck
Email: [***]

With a copy (which copy shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, 21st Floor
Dallas, Texas 75201
Attention: Jonathan Whalen
E-mail: jwhalen@gibsondunn.com

(ii)         if to the Lender, to it at:

Mizuho Capital Markets LLC

Address: 1271 Avenue of the Americas, New York, NY 10020

Attention: Legal Department

Email: [***]

With a copy to (which copy shall not constitute notice):

Mizuho Capital Markets LLC

Address: 1271 Avenue of the Americas, New York, NY 10020
Attention & Email: Mirza Kafedzic ([***]);

Stephen Wang ([***]);

Julian Rudin ([***])

With a copy to (which copy shall not constitute notice):

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, NY 10281
Attention: Ivan Loncar
Email: ivan.loncar@cwt.com

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, or (ii) sent by electronic mail shall be deemed received upon the sender’s receipt of an affirmative response from the intended recipient acknowledging receipt (such as a return e-mail or other written acknowledgement, but not the “return receipt requested” function), provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

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(b)                Any party hereto may change its address, electronic mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.02.             Waivers; Amendments. (a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 8.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b)                Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

SECTION 8.03.             Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Lender, in connection with the negotiation and preparation of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Lender, in connection with the administration of the Loan Documents or the preparation of any amendments, modifications or waivers of the provisions of the Loan Documents and (iii) all documented and out-of-pocket expenses incurred by the Lender or its Affiliates, including the fees, charges and disbursements of any counsel for the Lender or its Affiliates, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 8.03, or in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan, provided that, (x) reimbursement for legal fees and expenses pursuant to this clause (a) shall be limited to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction for all persons, taken as a whole, and (y) the Borrower shall not be required to reimburse Lender and its Affiliates for any fees and expenses incurred on or prior to the Effective Date to the extent such fees and expenses would exceed $150,000 in the aggregate. All of the foregoing costs and expenses may be charged to the Borrower or from a deposit account of the Borrower under the control of the Lender.

(b)                The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees taken as a whole and, solely in the case of an actual or perceived conflict of interest after the affected person notifies the Borrower of such conflict, (x) one additional counsel to all similarly situated affected Indemnitees taken as a whole and (y) one additional local counsel in any relevant jurisdiction to all similarly situated Indemnitees taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution

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or delivery of, or enforcement with respect to, the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) the Loan or the use of the Advance Amount, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, fraud or willful misconduct of such Indemnitee. Notwithstanding the foregoing, this Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, penalties, liabilities and related expenses arising from any non-Tax claim.

(c)                To the extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, or the use of the proceeds thereof.

(d)                All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 8.04.             Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the Lender may not assign or otherwise transfer its rights or obligations hereunder without the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, however that the consent of the Borrower shall not be required if (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to an Affiliate of a Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 8.04) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement. To the extent that Lender assigns or otherwise transfers its rights or obligations hereunder in accordance with Section 8.04, the Borrower will take such actions as may be reasonably necessary to effectuate such assignment for purposes of the Loan Documents.

(b)                From and after the effective date specified in the Assignment and Assumption, the assignee thereunder shall be a party hereto and shall have the rights and obligations of the Lender under this Agreement, and the assigning Lender shall cease to be a party hereto (solely with respect to the portion of the Loan that is assigned pursuant to that particular Assignment and Assumption) but shall continue to be entitled to the benefits of Sections 2.07, 2.08 and 8.03. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 8.04 shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c)                (i) The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (other than the Borrower or an Affiliate thereof) (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (A) the Lender’s obligations under this Agreement shall remain unchanged,

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(B) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.07 and 2.08 (subject to the requirements and limitations therein, including the requirements under Section 2.08(f) (it being understood that the documentation required under Section 2.08(f) shall be delivered to the participating Lender)) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.10 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 2.07 or 2.08, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. If the Lender sells a participation, then the Lender shall use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.10 with respect to each Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were the Lender. The Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the Loan or its other obligations under any Loan Document) other than the Borrower (upon the Borrower’s written request which shall not be more frequent than once every calendar quarter) and except to the extent that such disclosure is necessary to establish that the Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)                The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(e)                The Lender or any Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.04, disclose to the assignee or Participant or proposed assignee or Participant any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lender pursuant to Section 8.12.

(f)                 The Lender shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the applicable Lenders and principal amounts (and stated interest) of the applicable Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the applicable Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes

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of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

SECTION 8.05.             Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.07, 2.08, and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Agreement or any provision hereof.

SECTION 8.06.             Counterparts; Integration; Effectiveness. This Agreement may be executed in any number of counterparts, including by electronic means, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Moreover, the parties hereto further acknowledge and agree that this Agreement may be signed and/or transmitted by email (including via Portable Document Format (PDF) documents) or using electronic signature technology (including via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (i) to the extent a party signs this Agreement using electronic signature technology, by clicking “SIGN” or otherwise affixing an electronic signature or similar mark, such party is signing this Agreement electronically, and (ii) the electronic signatures appearing on this Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures. If executed in counterparts, this Agreement shall be effective as if simultaneously executed. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 8.07.             Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08.             No Right of Setoff. Neither the Lender nor any of its Affiliates are permitted to set off and/or apply any deposits (general or special, time or demand, provisional or final) at any time held or other obligations at any time owed by the Lender or any of its Affiliates to or for the credit or the account of the Borrower against any of the Obligations held by the Lender.

SECTION 8.09.             Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of

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laws provisions (other than Section 5-1401 and Section 5-1402 of the New York General Obligation Law and the conflict of law provisions of the UCC governing perfection).

(b)                Each of the Borrower and the Lender hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal court sitting in the county of New York, New York or New York State court sitting in the county of New York, New York in respect of any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York court or, to the extent permitted by law, in such Federal court. Each of the Borrower and the Lender agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party hereto or their respective properties in the courts of any jurisdiction.

(c)                Each of the Borrower and the Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the Borrower and the Lender hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10.             WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11.             Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12.             Confidentiality.

(a)                The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the

35

extent required by Requirement of Laws or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations under this Agreement, (vii) with the consent of the Borrower, (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Lender on a non-confidential basis from a source other than the Borrower, and (ix) to lenders or other funding sources to the Lender who are informed of the confidential nature of such Information and agree to keep such Information confidential. For the purposes of this Section, “Information” means all information received from the Borrower, its Affiliates or its agents relating to the business of the Borrower or its Affiliates, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower, its Affiliates or its agents. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)                This Agreement, the Loan Documents and their respective terms, provisions, supplements and amendments, and the transactions, information and notices thereunder (the “Confidential Terms”) are proprietary to the Lender and shall be held by the Borrower and its Affiliates in strict confidence and shall not be disclosed to any third party, except that the Confidential Terms may be disclosed (i) to the Borrower’s and its Affiliates’ directors, officers, employees, agents, including accountants, legal counsel and other advisors, and direct and indirect owners (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by Requirement of Laws or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) to the extent such Confidential Terms become publicly available other than as a result of a breach of this Section, (vii) to Mizuho Capital Markets, LLC, as counterparty to any swap or derivative transaction relating to the Borrower and its obligations under this Agreement, its successors and assigns and its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors and (viii) with the consent of the Lender.

SECTION 8.13.             Non-reliance; Violation of Law. The Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Loan provided for herein. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 8.14.             USA Patriot Act. If the Lender is subject to the requirements of the USA Patriot Act, the Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA Patriot Act.

SECTION 8.15.             Disclosure. The Borrower hereby acknowledges and agrees that the Lender or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and any of its Affiliates.

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SECTION 8.16.             Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts which are treated as interest on the Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

SECTION 8.17.             Release of Liens. Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than in respect of contingent indemnification, expense reimbursement claims and other contingent obligations not then due and payable) have been paid in full, all Liens granted to the Lender by the Borrower and the Sponsor under the Borrower Security Agreement and the Sponsor Security Agreement, respectively, shall, in each case, be automatically released and, upon request of the Borrower, the Lender shall take such actions as shall be reasonably required to evidence such release. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Lender (and Lender’s representatives) in connection with taking actions contemplated by this Section 8.17.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Hunt Equity Opportunities, LLC,
as Borrower

By:	HEO Finance, LLC, a Delaware limited liability company, its sole member

By:	Hunt ELP, Ltd., a Texas limited partnership, its sole member

By:	/s/ Dan Singer
	Name:	Dan Singer
	Title:	Executive Vice President

[Mizuho – Hunt Equity Opportunities, LLC – Signature Page to Credit Agreement]

MIZUHO CAPITAL MARKETS LLC, as Lender

By:	Mizuho Securities USA LLC, as manager

By:	/s/ Mirza Kafedzic
	Name:	Mirza Kafedzic
	Title:	Managing Director

[Mizuho – Hunt Equity Opportunities, LLC – Signature Page to Credit Agreement]